Exhibit 99.1

Company Contact:	Diana Diaz
Sharps Compliance Corp.
Email: ddiaz@sharpsinc.com
Office: (713) 660-3547

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sharps Compliance Corp. Announces Resignation of Senior Vice President of Sales

Houston, TX– September 9, 2016 – Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today announced that Brandon Beaver resigned as the Company’s Senior Vice President of Sales, for personal reasons, effective September 7, 2016. The Company is working with a professional search firm to identity a replacement to lead its field sales initiative.

David P. Tusa, President and Chief Executive Officer of Sharps Compliance, commented, “We would like to thank Brandon for his contributions to the Company and wish him well in his future endeavors.”

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists, surgery centers and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in an eleven state region of the Northeast portion of the U.S., as well as Texas and Louisiana.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.